Exhibit 99.1

PRESS RELEASE

CONTACT:	Robert M. Garst, Chief Executive Officer
717-957-2196

RIVERVIEW FINANCIAL CORPORATION TO DEREGISTER ITS SHARES

WITH THE SEC IN ACCORDANCE WITH THE JOBS ACT

HALIFAX, PA, May 8, 2012 — Riverview Financial Corporation (OTCQB: RIVE) announced today that as a result of the passage of H.R.3606, the “Jumpstart Our Business Startups Act” (the “JOBS Act”), and the signing of the bill into law by President Obama, its Board of Directors approved Riverview to suspend its duty to file periodic reports under sections 13 and 15(d) of the Securities Exchange Act of 1934 since Riverview has less than 1,200 shareholders of record. Riverview expects to file a Form 15 with the Securities and Exchange Commission on May 9, 2012 to suspend its reporting obligations under the Securities and Exchange Act of 1934. All reporting obligations including the filing of Forms 10-K, Forms 10-Q and Forms 8-K were immediately suspended.

Riverview’s management and Board of Directors made this decision after careful consideration and review of the cumulative costs and pros and cons of being a SEC registered company.  Riverview believes that currently the incremental cost of compliance with general SEC regulations and Sarbanes-Oxley and other reporting requirements does not provide a discernible benefit to the Company and its shareholders.

Commenting on the filing, Robert M. Garst, Chief Executive Officer, said, “It is not anticipated that this action will have any material impact on Riverview’s stock, its operations, or its customer and shareholder base.  We anticipate that the suspension of reporting obligations will generate material non-interest expense savings and cost savings from this decision will be redeployed into profitable growth.  The cost savings we anticipate from not having to prepare and file periodic reports with the SEC is exactly the benefit the JOBS Act intended for community banks.  Riverview will still file certain periodic reports with bank regulatory agencies.  While Riverview will no longer be bound by the reporting obligations of the SEC, we will continue to be audited annually by an independent accounting firm, release financial results and issue press releases from time to time for the benefit of our shareholders.”

Riverview Financial Corporation, with consolidated assets of $289.9 million, is the bank holding company for its wholly owned subsidiary, Riverview Bank, which serves the communities of Perry, Dauphin, Cumberland and Schuylkill counties through its nine banking offices.  Riverview’s stock, symbol RIVE, will continue to be quoted on the OTCQB tier of the OTC Markets.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that anticipated cost savings may not be realized, estimated synergies may not occur, increased demand or prices for financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of our business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and deteriorating economic conditions.